Exhibit 10.2

ASSIGNMENT OF SALE AGREEMENT

This Assignment of Sale Agreement is made as of the 27th day of June, 2014, by IREIT BUSINESS MANAGER AND ADVISOR, INC., an Illinois corporation (“Assignor”), to and for the benefit of IREIT FLOWOOD DOGWOOD, L.L.C., a Delaware limited liability company (“Assignee”).

Assignor does hereby sell, assign, transfer, set over, and convey unto Assignee all of its right, title and interest (i) as Purchaser under that certain Sale Agreement dated as of April 30, 2014 (as amended, the “Agreement”) by and between Dogwood Festival, L.L.C., an Alabama Illinois limited liability company, as Seller, and Assignor, as Purchaser, with respect to certain improved real property commonly known as Dogwood Festival Market, as more particularly described by the Agreement (the “Property”) and (ii) under all estoppel certificates and letters delivered to Assignor in connection with the Agreement.

Assignor represents and warrants that it is the Purchaser under the Agreement, and that it has not sold, assigned, transferred, or encumbered such interest in any way to any other person or entity. By acceptance hereof, Assignee accepts the foregoing assignment and agrees, from and after the date hereof, to (i) perform all of the obligations of Purchaser under the Agreement with respect to the Property, and (ii) indemnify, defend, protect and hold Assignor harmless from and against all claims and liabilities arising under the Agreement with respect to the Property.

[signatures on following page]

IN WITNESS WHEREOF, Assignor and Assignee have executed this instrument as of the date first written above.

ASSIGNOR:

IREIT BUSINESS MANAGER AND ADVISOR, INC. an Illinois corporation

By:	/s/ Lou Quilici
Printed Name:	Lou Quilici
Title:	SRVP

ASSIGNEE:

IREIT FLOWOOD DOGWOOD, L.L.C., a Delaware limited liability company

By:	Inland Real Estate Income Trust, Inc., a Maryland corporation, its sole member

By:	/s/ Marcia L. Grant
Printed Name:	Marcia L. Grant
Its:	Assistant Secretary

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